QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

RWD Reports Second Quarter 2003 Results

BALTIMORE, MD—August 5, 2003—RWD Technologies, Inc. (Nasdaq: RWDT), a professional services company, today announced its financial results for the second quarter and six-month period ended June 30, 2003.

Revenue and net loss excluding special charges for the second quarter of 2003 were $24.7 million and $4.4 million respectively, compared to revenue of $30.0 million and a net loss excluding special charges of $2.1 million in the second quarter of 2002. The loss per share excluding special charges for the second quarter of 2003 was $0.28 compared with a loss per share of $0.09 on the same basis for 2002. The revenues for the six-month period of 2003 and 2002 were $48.1 million and $59.1 million respectively, resulting in net losses excluding special charges per share of $0.65 and $0.01 respectively.

The special charges in 2003 include severance, lease termination costs, and costs related to the pending privatization transaction. Including these special charges and income taxes, the quarterly loss in 2003 was $7.4 million, or $0.48 per share and the six-month loss was $13.5 million, or $0.87 per share. For 2002, the financial results including special charges, income taxes, and the cumulative effect of a change in accounting for goodwill were a $2.2 million loss for the second quarter, or $0.14 per share, and a $13.8 million loss, or $0.90 per share for the six-month period.

The primary reason for the Company's poor financial performance in the second quarter was an unexpected decrease in the Enterprise Systems segment's SAP service revenue. As a result, reductions were made in current staffing levels. On an encouraging note, SAP product sales, which are now about 25 percent of total SAP sales, increased significantly in the first half of 2003 with expectations that this trend will continue for the rest of the year.

The Performance Solutions segment continues its diversification in the lean manufacturing and plant floor training business. It is expanding its presence into the transportation business by improving the maintenance of trains manufactured by Bombardier. It also has been experiencing significant growth in the United Kingdom.

The Applied Technology Solutions segment has made considerable progress towards its goal to achieve profitability by the end of 2003. It is focusing its attention on providing University360® learning systems platforms that deliver customized high-level training programs required by industry for their employees and professional organizations for their membership.

As announced on April 29, 2003, RWD Technologies has a pending merger agreement with Research Park Acquisition, Inc. (RPA), an entity owned by Dr. Robert W. Deutsch, Chairman, CEO, and President of the Company, and some of his family members. The merger agreement provides that, at the closing of the merger, each outstanding share of the Company's common stock (other than the stock owned by RPA) will convert into the right to receive $2.10 in cash. The transaction has been unanimously approved by the Board of Directors of the Company following the unanimous recommendation of a Special Committee of the Board. The closing of the merger is subject to various conditions, including stockholder approval by the holders of a majority of the Company's common stock not held by RPA at a special meeting of stockholders. It is currently anticipated that a special meeting of stockholders to vote on the proposed merger will be held in September 2003 after the completion and distribution of the proxy and voting materials.

As a result of the merger, the Company will become a privately held company. Accordingly, upon closing, the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended, will terminate. Following the completion of the merger, the Company will continue to do business under the name "RWD Technologies, Inc."

This is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of the Company. Stockholders of RWD Technologies are advised to read the definitive proxy materials, when available, including the proxy statement and the merger agreement, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendment or supplements thereto, will be available without charge at the SEC's Web site at www.sec.gov or RWD Technologies' Web site at www.rwd.com as they are mailed to stockholders.

About RWD Technologies, Inc.
RWD Technologies, Inc. (Nasdaq: RWDT) a professional services and products company with corporate headquarters in Baltimore, Maryland, provides a broad range of technology solutions to the business problems confronting Fortune 1000 companies. The Company's three operational segments include Performance Solutions, Enterprise Systems, and Applied Technology Solutions. Performance Solutions assists automotive manufacturers, their suppliers, and other companies in the design and implementation of lean manufacturing processes. In addition, they are engaged in assisting automotive manufacturers launch new vehicles in a manner that increases product quality at a reduced cost. They are also engaged in improving the management of transportation systems in the U.K. and U.S. containing trains manufactured by Bombardier. Enterprise Systems is a world leader in delivering and maintaining performance-based productivity solutions for companies implementing enterprise software packages that operate part or all of a company's business processes. They maintain a very close relationship with SAP and produce products that support the end users in the operation of SAP and other enterprise resource planning systems. Applied Technology Solutions is a leader in delivering integrated Web-based learning and business integrated solutions that are designed to maximize worker productivity as well as reduce operating costs. Solutions range from providing eLearning platforms that incorporate several proprietary software packages to eBusiness systems with embedded performance support that enhance the efforts of the end users of complex technological systems.

Established in 1988, RWD now has approximately 750 employees located at 13 offices in the United States, 4 offices in Europe, and one office in both Canada and Singapore. RWD provides services to more than 20 industries. Information about RWD can be found at the Corporation's World Wide Web site: www.rwd.com.

Media Contact:
Beth Marie Buck, Vice President & CFO
RWD Technologies, Inc.
877.952.8360
bbuck@rwd.com

Certain statements contained herein, including statements regarding development of the Company's services, markets, and future demands for the Company's services, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, reliance on strategic partners and alliance organizations, expansion of international operations, reliance on the market for enterprise resource planning software, rapid technological change in the information technology industry, reliance on a few key clients, the Company's ability to attract and retain sufficient employees, substantial competition, concentration of revenue in the automotive industry, which is subject to cyclical and economic factors outside the Company's control, as well as various project risks associated with individual projects that could materially impact operating results, the Company's ability to effectively manage its growth, variability of operating results, and dependence on key personnel. For additional information regarding the Company's business risks, see the Company's most recently filed Form 10-K and 10-Q.

Copyright ® 2003 RWD Technologies, Inc. All rights reserved.
RWD, RWD Technologies, RWD Technologies, Inc. and University 360 are registered trademarks of RWD Technologies Inc. in the United States and in several other countries. All other products and names mentioned herein are or may be the trademarks of their respective owners.

Financial data pages attached.

RWD TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
(unaudited) (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$24,654	$29,961	$48,109	$59,142
Cost of revenue	23,192	25,646	45,980	49,207

Gross profit	1,462	4,315	2,129	9,935
Selling, general and administrative expenses	5,812	6,430	12,233	13,009

Operating loss excluding special charges[1]	(4,350)	(2,115)	(10,104)	(3,074)
Software development cost impairment charges[2]	—	500	—	775
Severance and lease termination charges	1,605	720	2,187	763
Privatization transaction costs	1,273	—	1,273	—
Other (loss) income, net	(128)	88	152	52

Loss before income taxes and cumulative effect of a change in accounting principle	(7,356)	(3,247)	(13,412)	(4,560)
Income tax expense (benefit)	67	(1,027)	102	(3,289)

Income (loss) before cumulative effect of a change in accounting principle	(7,423)	(2,220)	(13,514)	(1,271)
Cumulative effect on prior years of changing method of accounting for goodwill	—	—	—	(12,529)

Net loss	$(7,423)	$(2,220)	$(13,514)	$(13,800)

Basic and diluted loss per share:
Income (Loss) before cumulative effect of a change in accounting principle	(0.48)	(0.14)	(0.87)	(0.08)
Cumulative effect on prior years of changing method of accounting for goodwill	—	—	—	(0.82)

Net loss per share	$(0.48)	$(0.14)	$(0.87)	$(0.90)

Weighted average shares outstanding:
Diluted calculation	15,482	15,375	15,445	15,375
Basic calculation	15,482	15,375	15,445	15,375
Number of employees	770	882

Proforma loss per share excluding special charges would be $0.28 for the second quarter and $0.65 for the six-month period of 2003 and $0.09 and $0.01 for the respective periods of 2002.

Impairment charges for products are required to be included in cost of revenue in the Company's SEC filings.

RWD TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and investments	$7,783	$11,312
Restricted cash and investments	10,528	10,508
Contract accounts receivable, net	16,358	19,053
Costs and estimated earnings in excess of billings on uncompleted contracts	6,314	6,005
Income tax refund receivable	2,056	7,802
Prepaid expenses and other current assets	2,665	1,703
Deferred tax assets	388	388

Total Current Assets	46,092	56,771
Fixed Assets, net	8,050	9,675
Capitalized software development costs and other assets	3,548	4,251
Restricted investments	2,421	2,508

Total Assets	$60,111	$73,205

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$12,733	$13,379
Billings in excess of costs and estimated earnings on uncompleted contracts	284	744
Credit lines payable	6,040	4,705
Deferred revenue	2,514	2,682
Current portion of long-term debt	600	567

Total Current Liabilities	22,171	22,077
NONCURRENT LIABILITIES:
Long-term debt, net of current portion	2,481	2,712
Deferred tax liabilities	388	388

Total Liabilities	25,040	25,177

STOCKHOLDERS' EQUITY:
Common stock	1,553	1,542
Additional paid-in capital	46,319	46,499
Accumulated comprehensive income	354	(117)
Retained (deficit) earnings	(13,155)	104

Total Stockholders' Equity	35,071	48,028

Total Liabilities and Stockholders' Equity	$60,111	$73,205

QuickLinks

RWD Reports Second Quarter 2003 Results
RWD TECHNOLOGIES, INC. STATEMENTS OF OPERATIONS (unaudited) (in thousands, except per share data)
RWD TECHNOLOGIES, INC. CONDENSED BALANCE SHEETS (in thousands)